As filed with the Securities and Exchange Commission on January 27, 1999
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                              --------------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          The Chalone Wine Group, Ltd.
             (Exact name of Registrant as Specified in Its Charter)

                              --------------------

          California                                             94-1696731
(State or other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                      2080
                          (Primary Standard Industrial
                             Classification Number)

                                621 Airpark Road
                           Napa, California 94558-6272
                                 (707) 254-4200
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                              --------------------

                               THOMAS B. SELFRIDGE
                      President and Chief Executive Officer
                                621 Airpark Road
                           Napa, California 94558-6272
                                 (707) 254-4200
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                              DANIEL E. COHN, ESQ.
                              JAMES E. GRAND, ESQ.
                           Farella Braun & Martel LLP
                              235 Montgomery Street
                             San Francisco, CA 94104
                                 (415) 954-4400

                              --------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the selling shareholder.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                              --------------------

                                                   CALCULATION OF REGISTRATION FEE





---------------------------------------------------------------------------------------------------------------------------------
                                                                Proposed Maximum          Proposed Maximum
 Title of Each Class of Securities        Amount to be           Offering Price          Aggregate Offering        Amount of
          to be Registered                 Registered             Per Share(1)                 Price           Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock (no par value)              142,857 shares         $10.125                     $1,446,427.13        $402.11

---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the reported last high and low sales prices on the Nasdaq National Market on January 25, 1999.


The company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information is this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS (Subject to Completion)
Issued January __, 1999

                                 142,857 Shares

                          The Chalone Wine Group, Ltd.

                           Common Stock (no par value)

         Our company is a California-based wine producer which has been selling premium wines for more than 25 years. Our address is 621 Airpark Road, Napa, California 94558-6272, and our telephone number is (707) 254-4200.

         Our common stock is traded on The Nasdaq National Market under the trading symbol "CHLN." The last reported sale price of the common stock on The Nasdaq National Market on January 25, 1999, was $10.25 per share.

         This prospectus relates to the public offering, which is not being underwritten, of up to 142,857 shares of common stock of The Chalone Wine Group, Ltd., which may be offered from time to time by T. Rowe Price Small-Cap Value Fund, Inc. or by its pledgees, donees, transferees or other successors in interest. We will not receive any of the proceeds from the sale of the shares. We have agreed to pay certain out-of-pocket expenses relating to this Registration Statement, including printing expenses, legal fees and disbursements of our counsel, accounting fees and filing fees.

 SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT YOU SHOULD CONSIDER
                          BEFORE PURCHASING THE SHARES.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


                The date of this Prospectus is January __ , 1999

                           FORWARD-LOOKING INFORMATION

         Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to our future economic performance, our plans and objectives for future operations and our projections of revenue and other financial items, which can be identified by our use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or other comparable terminology. Prospective investors should note that many factors, some of which are discussed in the section entitled "Risk Factors," below and in the documents which are incorporated into this prospectus by reference, could affect our future financial results and could cause those results to differ materially from those expressed in any forward-looking statements contained or incorporated by reference in this prospectus. Examples of such risks and uncertainties include our inability to predict the weather and grape growing conditions, our ability to compete effectively with domestic and foreign premium wine producers, and the difficulty of accurately predicting changes in consumer preferences. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect solely management's analyses. We assume no obligation to update such forward-looking statements.


                                  RISK FACTORS

         You should carefully consider, among other factors, the matters described below before purchasing any Chalone common stock. This list of factors is not exhaustive.

Unpredictability of Future Operating Results; Likely Fluctuations in Quarterly Operating Results

We have experienced, and expect to continue to experience, significant fluctuations in revenues and operating results from quarter to quarter. As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and cannot be relied upon as indicators of future performance. In addition, there can be no assurance that our revenues will grow or be sustained in future periods or that we will maintain our current profitability in the future. Significant factors in these quarterly fluctuations, none of which are within our control, are changes in consumer demand for our wines, the affect of weather and other natural forces on growing conditions and, in turn, the quality and quantity of grapes produced by us, interest rates and other business and economic conditions. Additionally, sales volume tends to be affected by price increases, distributors' inventory levels and the timing of releases for certain wines, among other factors. Consequently, we have experienced, and expect to continue to experience, seasonal fluctuations in revenues and operating results.

A large portion of our expenses are fixed and difficult to reduce in a short period of time. In quarters when revenues do not meet our expectations, our level of fixed expenses tends to exacerbate the adverse effect on net income. In quarters when our operating results are below the expectations of public market analysts or investors, the price of our common stock may be adversely affected.

Geographical Concentration of Sales;  Dependence on Certain Types of Wines

In the quarter ended September 30, 1998, approximately 65% of our wine sales were concentrated in 17 states. Changes in national consumer spending or consumer spending in these states and other regions of the country could affect both the quantity and price level of wines that customers are willing to purchase. Reduced consumer confidence and spending also may result in reduced demand overall for wines which may limit our ability to increase prices or require us to increase selling and promotional expenses.

Approximately 90% of our net revenues in the quarter ended September 30, 1998 were concentrated in our top four selling varietal wines. Specifically, sales of Chardonnay, Pinot Noir, Cabernet Sauvignon and Merlot accounted for 60%, 10%, 15% and 5% of our fiscal 1998 net revenues, respectively.

A sudden and unexpected shift in consumer preferences or a reduction in sales of wine generally or in a particular geographic area, in wine varietals or types, particularly Chardonnay, could have a material adverse effect on our business.

Competition

The premium table wine industry is intensely competitive and highly fragmented. Our wines compete in all of the premium wine market segments with many other premium domestic and foreign wines, with imported wines coming primarily from the Burgundy and Bordeaux regions of France and, to a lesser extent, Italy, Chile, Argentina, South Africa and Australia. Our wines also compete with popular-priced generic wines and with other alcoholic and, to a lesser degree, nonalcoholic beverages, for shelf space in retail stores and for marketing focus by our independent distributors, many of which carry extensive brand portfolios.

Additionally, the wine industry has experienced significant consolidation. In view of these factors, there can be no assurance that we will be able to continue to compete effectively with larger or better capitalized companies.

Risks of Seasonality

Our business is subject to seasonal as well as quarterly fluctuations in revenues and operating results. Our sales volume tends to increase during the summer months and the holiday season. Our sales volume typically decreases after the holidays. As a result, our sales and earnings are typically highest during the fourth calendar quarter and lowest in the first calendar quarter. Seasonal factors also affect our borrowing levels. For example, our borrowing levels typically peak during the winter, when we have to pay for harvest costs and may have to make contractual payments to grape growers.

Agricultural Risks

Winemaking and grape growing are subject to a variety of agricultural risks. Various diseases and pests and extreme weather conditions can materially and adversely affect the quality and quantity of grapes available to us. This could materially and adversely affect the quality and supply of our wines and our operating results. Future government restrictions regarding the use of certain materials used in grape growing also may have a material adverse effect on vineyard costs and production.

Grape growing requires adequate water supplies. We generally supply our vineyards' water needs through wells and reservoirs located on our properties. We believe that we have adequate water supplies to meet the needs of all of our vineyards. However, a substantial reduction in water supplies could result in material losses of grape crops and vines.

Many California vineyards, including vineyards in northern California, have been infested with phylloxera, a root louse that renders a vine economically unproductive within a few years after infestation. The current strain of phylloxera primarily affects vines of a certain type. Our vineyard properties are primarily planted to rootstocks believed to be resistant to phylloxera. However, we cannot be certain that our existing vineyards or the rootstocks we are now using in our planting and replanting programs will not in the future become susceptible to current or new strains of phylloxera, plant insects or diseases, any of which could adversely affect our business.

Risks of Fluctuations in Quantity and Quality of Grape Supply

The adequacy of our grape supply is influenced by consumer demand for wine in relation to industry-wide production levels. While we believe that we can secure sufficient supplies of grapes from a combination of our own production and from grape supply contracts with independent growers, we cannot be certain that grape supply shortages will not occur. A shortage in the supply of wine grapes could result in an increase in the price of some or all grape varieties and a corresponding increase in our wine production costs.

Industry trends point to rapid plantings of new vineyards and replanting of old vineyards to greater densities, with the expected result of significantly increasing the supply of premium wine grapes and the amount of wine which will be produced in the future. This expected increase in grape production could result in an excess of supply over demand and force wineries to reduce or not increase prices.

Risks of Dependence on Distribution Network

We sell our products primarily through independent distributors and brokers for resale to retail outlets, restaurants, hotels and private clubs across the
United States and in some overseas markets. To a lesser degree, we rely on direct sales from our wineries, our wine library and direct mail. Sales to our largest distributor and to our sixteen largest distributors combined, represented approximately 7% and 38%, respectively, of our net revenues during the quarter ended September 30, 1998. Sales to our ten largest distributors are expected to continue to represent a substantial portion of our net revenues in the future. The laws and regulations of several states prohibit changes of distributors, except under certain limited circumstances, making it difficult to terminate a distributor without reasonable cause, as defined by applicable statutes. The resulting difficulty or inability to replace distributors, poor performance of our major distributors or our inability to collect accounts receivable from our major distributors could have a material adverse effect on our business.

Risk of Government Regulation

The wine industry is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms and various foreign agencies, state liquor authorities and local authorities. These regulations and laws dictate such matters as licensing requirements, trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising and relations with wholesalers and retailers. Expansion of our existing facilities and development of new vineyards and wineries may be limited by present and future zoning ordinances, environmental restrictions and other legal requirements. In addition, new regulations or requirements or increases in excise taxes, income taxes, property and sales taxes and international tariffs, could materially and adversely affect our financial results. Future legal or regulatory challenges to the industry, either individually or in the aggregate, could have a material adverse effect our business.

Need for Additional Capital

The premium wine industry is a capital-intensive business which requires substantial capital expenditures to develop and acquire vineyards and to improve or expand wine production. Further, the farming of vineyards and the acquisition of grapes and bulk wine require substantial amounts of working capital. We project the need for significant capital spending and increased working capital requirements over the next several years, which must be financed by cash from operations or additional borrowings or other financing.

Risks from Consumer Perception of Health Issues Related to Alcohol Consumption

A number of research studies suggest that various health benefits may result from the moderate consumption of alcohol, but other studies suggest that alcohol consumption does not have any health benefits and may in fact increase the risk of stroke, cancer and other illnesses. If an unfavorable report on alcohol consumption gains general support, it could have a material adverse effect on the industry and our business.

Operating Hazards

We necessarily use pesticides and other hazardous substances in the operation of our business. Although we take many precautions to minimize and manage the risks of contamination, if hazardous substances are discovered on, or emanating from, any of our properties and their release presents a threat of harm to public health or the environment, we may be held strictly liable for the cost of remediation. These costs could be substantial and have a material adverse effect on our business and financial condition.

We also are subject to certain hazards and liability risks, such as potential contamination, through tampering or otherwise, of ingredients or products. Contamination of any of our wines could result in the need for a product recall, which could significantly damage our reputation for product quality, which we believe is one of our principle competitive  assets.  We maintain  insurance  against these kinds of risks,  and others, under various general liability and product liability insurance policies. However, our insurance may not be adequate or may not continue to be available at a price or on terms that are satisfactory to us.

Risks of Loss of Key Personnel

Our success depends to some degree upon the continued services of a number of key employees. Although some key employees are under employment contracts with us for specific terms, the loss of the services of one or more of our key employees could have a material adverse effect on our business, particularly if one or more of our key employees resigns to join a competitor or to form a competing company. In such an event, despite provisions in our employment contracts which are designed to prevent the unauthorized disclosure or use of our trade secrets, practices or procedures by such personnel under these circumstances, we cannot be certain that we would be able to enforce these provisions or prevent such disclosures.

Risks From Foreign Operations

We conduct some of our import and export activity for wine and packaging supplies in foreign currency. We purchase our foreign currency on the spot market on an as-needed basis and engage in limited financial hedging activities to offset the risk of exchange rate fluctuations. There is a risk that a shift in certain foreign exchange rates or the imposition of unforeseen and adverse trade regulations could adversely impact the costs of these items and have an adverse impact on our operating results.

In addition, the imposition of unforeseen and adverse trade regulations could have an adverse effect on our imported wine operations. We do not believe that our foreign exchange risk and international operations exposure is material at this time, but the volume of international transactions is increasing and may increase these risks in the future.

Risk of Dilution or Infringement of Company Trademarks

Our wines are branded consumer products, and we distinguish our wines from our competitors' by strong and vigilant enforcement of our trademarks. There can be no assurance that competitors will refrain from using trademarks, tradenames or trade dress which dilute our intellectual property rights, and any such actions may require us to become involved in litigation to protect these rights. Litigation of this nature can be very expensive and tends to divert management's time and attention.

Possible Volatility of Stock Price

The market price of our common stock fluctuates. All of the foregoing risks, among others not known or mentioned in this prospectus, may have a significant effect on the market price of the our shares. Additionally, stock markets have experienced extreme price and volume trading volatility in recent months and years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated or disproportionate to the specific company's operating performance. These broad market fluctuations may adversely affect the market price of our shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         Our company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. We are also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning our company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World-Wide-Web site (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, we maintain our own Web site at www.chalonewinegroup.com.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the selling shareholder has sold the shares.

         o        Annual Report on Form 10-K for the year ended March 31, 1998;

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         o        Quarterly  Report on Form 10-Q for the quarter ended September
                  30, 1998;

         o Definitive Proxy Statement filed with the Commission on July 2, 1998 with respect to our Annual Meeting of Shareholders on August 20, 1998;

         o        Current Report on Form 8-K dated May 8, 1998.

         o        The   description  of  our  common  stock   contained  in  our
                  Registration Statement on Form 8-A filed with the Commission on April 18, 1995 under the Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                        The Chalone Wine Group, Ltd.
                                        621 Airpark Road
                                        Napa, CA  94558-6272
                                        Attn: Investor Relations
                                        (707) 254-4200

         This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of these shares in any state where such an offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                ABOUT OUR COMPANY

         Our company is a California-based wine producer which has been selling super- and ultra-premium wines for more than 25 years. In addition to our original Chalone Vineyard(R) in Monterey County, California, today our company includes Acacia(TM) Winery in the Carneros region of Napa County, California, Carmenet(R) Vineyard in Sonoma County, California, and in conjunction with our joint venture partner, Paragon Vineyard Co., we own and operate Edna Valley Vineyard(R) in San Luis Obispo County, California. Additionally, we own a 51% interest in Canoe Ridge(R) Vineyard in Washington State and, in partnership with Domaines Barons de Rothschild (Lafite), we own 24% of the fourth growth estate of Chateau Duhart-Milon in the Bordeaux region of France. With the exception of Chateau Duhart-Milon, we manage and operate all of the above properties and consolidate the results of their operations. We also seek to achieve certain economies by consolidating many of the executive management, finance, accounting, sales and marketing functions at our executive offices in Napa, California. However, each winery has its own managing director, winemaker, staff and personality.

         All of our wines are vintage-dated and the majority of our primary label wines are Estate Bottled. A vintage-dated wine is one produced wholly from grapes which were harvested, crushed and fermented in the calendar year shown on the label. The Estate Bottled designation may be applied only to wines made exclusively by one winery from grapes grown on land owned or controlled by that winery, all within a single viticultural area.

         With a view to introducing new consumers to our family of wines, we recently expanded our product line with the launch of the Echelon(TM) brand. Taking advantage of our diverse vineyard resources, the mid-priced Echelon label is expected to reach a larger and entirely new market segment, while permitting our super- and ultra-premium labels to maintain our reputation for quality. During the six months ended September 30, 1998, 60,000 cases of Echelon Chardonnay and 25,000 cases of Echelon Pinot Noir were made available for sale. A Merlot and Syrah are planned for the Echelon label during 1999.

         Our company was incorporated under the laws of the State of California on June 27, 1969. Unless otherwise indicated the terms "company", "we" and "our" as used in this prospectus refer to The Chalone Wine Group, Ltd. and its consolidated subsidiaries. Our company became a publicly held reporting company as the result of an initial public offering in May of 1984. Our company is, to our knowledge, one of only six publicly held United States corporations whose principal activity is the production, marketing and selling of premium-priced wines.

         Our principal executive offices are located at 621 Airpark Road, Napa, California 94558-6272 and our telephone number at that location is (707) 254-4200.


                               SELLING SHAREHOLDER

         As of January 22, 1999, T. Rowe Price Small-Cap Value Fund, Inc., the selling shareholder, owned 313,257 shares of our company's common stock, or 3.6% of the outstanding class of securities, of which 142,857 are being offered pursuant to this prospectus. If the selling shareholder were to sell all of the shares being offered pursuant to this prospectus, it would then own 2.0% of the outstanding class of securities. Neither the selling shareholder, nor any of its officers, directors or affiliates has held any position, office, or other material relationship with our company during the past three years. The shares being offered pursuant to this prospectus were issued upon the exercise of warrants acquired by the selling shareholder in 1993 in a non-public offering. To our knowledge, the selling shareholder has no immediate plans to resell the shares. We understand that they are being registered in compliance with certain of the selling shareholder's internal investment policies which limit the selling shareholder's ability to hold unregistered securities. Notwithstanding the foregoing, there can be no assurance that these shares will not be sold by the selling shareholder, in whole or in part, at any time after the effective date of this Registration Statement. We may amend or supplement this prospectus from time to time to update this disclosure.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales of the shares by the selling shareholder.

                              PLAN OF DISTRIBUTION

         We are registering the shares offered hereby on behalf of the selling shareholder. As used in this section, the term "selling shareholder" includes donees, pledgees, transferees and other sucessors in interest selling shares received from the selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Sales of shares may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions), on The Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

         The selling shareholder may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities arising under the Securities Act.

         Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

         Upon our company being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each participating broker-dealer,
(ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to each such broker-dealer, where applicable, (v) that each such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, if we receive notice from the selling shareholder that a donee, pledgee, transferee or other sucessor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                                  LEGAL MATTERS

         Our law firm, Farella Braun & Martel LLP, San Francisco, California, which we regularly use for matters of this kind, will issue an opinion about the legality of the shares for us and for the selling shareholder.

                                     EXPERTS

         The consolidated financial statements of The Chalone Wine Group, Ltd. incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
      No one (including any salesperson or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.
--------------------------------------------------------------------------------



                                 142,857 Shares



                          The Chalone Wine Group, Ltd.


                                  COMMON STOCK
                                 (no par value)


                              --------------------
                                   PROSPECTUS
                              --------------------


                                January __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq filing fee.

                                                                      To be Paid
                                                                         by the
                                                                      Registrant
                                                                      ----------
         SEC Registration Fee..........................................  $  400
         Accounting fees and expenses..................................   3,000
         Legal fees and expenses.......................................   5,000
         Miscellaneous expenses........................................     600

                 Total.................................................  $9,000


The company shall pay all of the expenses of registration with respect to the shares being sold by the selling shareholder. The selling shareholder will pay expenses related to the sale of the shares, including any commissions, stock transfer taxes and independent legal fees.

Item 15.  Indemnification of Directors and Officers.

Article V of the company's Articles of Incorporation, as amended, provides for the indemnification of the officers and directors of the company to the fullest extent permissible under California law. In addition, Section 5.8 of the company's Bylaws requires that the company indemnify, and, in certain instances, advance expenses to, its agents, with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the fullest extent permitted by applicable law. Persons covered by this indemnification provision include current and former directors, officers, employees and other agents of the company, as well as persons who serve at the request of the company as directors, officers, employees or agents of another enterprise.

Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 317(c) of the Corporations Code provides that a corporation shall have power to indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interest of the corporation and its shareholders.

Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending
shall   determine  that  such  Agent  is  fairly
and reasonably entitled to indemnification for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and
(iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

Except  as  provided  in  Section  317(d),   and  pursuant  to  Section  317(e),
indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct set forth in Section 317(b) or (c), by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (iv) the court in which such proceeding is or was pending. Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Section 317(i) authorized a corporation to purchase and maintain insurance on behalf of an Agent for liabilities arising by reason of the Agent's status, whether or not the corporation would have the power to indemnify the Agent against such liability under the provisions of Section 317. In addition, Article IX, Section 1 of the Bylaws of the company authorizes the company to purchase and maintain insurance on behalf of any person indemnified by the company. The company currently maintains a directors and officers liability policy in the amount of $5,000,000.

The Stock Purchase Agreement entered into by the company and the selling shareholder provides for cross-indemnification by the parties thereto and their officers and directors, for certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 16.  Exhibits.


See the exhibit index filed as part of this Registration Statement.


Item 17.  Undertakings.

         (a). The undersigned company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include  any  prospectus  required  by section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, unless the information required by paragraphs (a)(1)(i) and
(a)(1)(ii)  is contained in periodic  reports  filed by the Company  pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the company is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the company includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is a least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to financial statements on Form F-3, a post-effective amendment need not be filed to include financial statements and other information required by Section 10(a)(3) of the Act of Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (e) The undersigned company hereby undertakes that:

                  (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the company believes that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Napa, State of California on the 22nd day of January, 1999.


                                                The Chalone Wine Group, Ltd.

                                                By: /s/ Thomas B. Selfridge
                                                    ----------------------------
                                                    Thomas B. Selfridge
                                                    President and Chief
                                                    Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby make, constitute and appoint Thomas B. Selfridge and Francois Muse and each of them, acting together or alone, his true and lawful attorneys-in-fact and agents with full power of substitution, in his name, place and stead to execute on his behalf, in his capacity as a Director and/or officer of The Chalone Wine Group, Ltd., a registration statement on Form S-3 or other appropriate form and any and all amendments thereto (including post-effective amendments), registering shares of the common stock of the company, to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and any and all instruments which said attorneys-in-fact and agents deem necessary or advisable to enable the company to comply with the Securities Act and the rules, regulations and requirements of the commission in respect thereof, giving and granting to said attorneys-in-fact and agents, and each of them, acting together or alone, full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or would do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that his said attorneys-in-fact or substitutes may or shall lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                Signature                                        Title                                Date
                ---------                                        -----                                ----
     /s/ W. Philip Woodward                       Chairman of the Board of Directors            December 29, 1998
     -------------------------------
         W. Philip Woodward


     /s/ Thomas B. Selfridge                      President, Chief Executive Officer and        January 22, 1999
     -------------------------------              Director (Principal Executive Officer)
         Thomas B. Selfridge

                                                     II-5



     /s/ Francois Muse                            Acting Chief Financial Officer and            January 22, 1999
     -------------------------------              Treasurer (Principal Financial and
         Francois Muse                            Principal Accounting Officer)


     /s/ C. Richard Kramlich                      Director                                      January 22, 1999
     -------------------------------
         C. Richard Kramlich


     /s/ James H. Niven                           Director                                      December 24, 1998
     -------------------------------
         James H. Niven


     /s/ Eric de Rothschild                       Director                                      January 22, 1999
     -------------------------------
         Eric de Rothschild


     /s/ Christophe Salin                         Director                                      January 22, 1999
     -------------------------------
         Christophe Salin


     /s/ Yves-Andre Istel                         Director                                      January 22, 1999
     -------------------------------
         Yves-Andre Istel


     /s/ Mark A. Hojel                            Director                                      January 22, 1999
     -------------------------------
         Mark A. Hojel


     /s/ Phillip M. Plant                         Director                                      December 24, 1998
     -------------------------------
         Phillip M. Plant


     /s/ William G. Myers                         Director                                      January 22, 1999
     -------------------------------
         William G. Myers

                                               INDEX TO EXHIBITS

 Exhibit
  Number             Exhibit Title
  ------             -------------

3.1      Restated Articles of  Incorporation,  as amended through June      (i)
         3, 1985.

3.2      Amendment to Restated Articles, filed June 6, 1988.               (ii)

3.3      Amendment to Restated Articles, filed May 17, 1991.              (iii)

3.4      Amendment to Restated Articles, filed July 14, 1993.              (iv)

3.5      Bylaws, as amended through December 1992.                          (i)

3.6      1993 Bylaw amendments.                                            (iv)

4.1      Common  Stock  Purchase  Agreement,  between  the Company and      (v)
         certain designated investors, dated March 29, 1993.

4.2      Form of Warrant for the  purchase in the  aggregate  of up to     (vi)
         828,571 shares of the Company's common stock, issued to certain designed investors, effective July 14, 1993.

5.1      Opinion of Farella Braun & Martel LLP

23.1     Consent of Deloitte & Touche LLP, independent auditors

23.2     Consent of Farella  Braun & Martel LLP  (included  in Exhibit
         5.1)

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

-------------------------
(i) Filed as Exhibit Nos. 3.1 and 3.2, respectively, to the Company's Registration Statement on Form S-1 (File No. 33-8666), and incorporated herein by reference.
(ii) Filed as Exhibit No. 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1988, dated March 11, 1989, and incorporated herein by reference.
(iii) Filed as Exhibit No. 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1991, dated March 25, 1992, and incorporated herein by reference.
(iv) Filed as Exhibit Nos. 3.4 and 3.6, respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, dated March 26, 1994, and incorporated herein by reference.
(v) Filed as Exhibit No. 1 to the Company's Current Report on Form 8-K dated March 31, 1993, and incorporated herein by reference.
(vi) Filed as Exhibit 1 to the Exhibit herein referenced as Exhibit 4.1, and incorporated herein by reference.